Hunton Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002-2929 Tel 713 • 220 • 4200 Fax 713 • 220 • 4285
EXHIBIT 8.1
January 10, 2020

HighPeak Energy, Inc.

421 W. 3RD Street, Suite 1000

Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as counsel to Pure Acquisition Corp., a Delaware corporation (“Pure”), in connection with the preparation of the registration statement on Form S-4 (as amended or supplemented, the “Registration Statement”) (Registration No. 333-235313) originally filed with the Securities and Exchange Commission (the “Commission”) on December 2, 2019, under the Securities Act of 1933, as amended (the “Securities Act”), by HighPeak Energy, Inc., a Delaware corporation (“HighPeak Energy”). Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

You have requested our opinion concerning the discussion set forth in the section entitled “U.S. Federal Income Tax Considerations” in the Registration Statement (the “Discussion”). In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a. All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the business combination contemplated by the Business Combination Agreements (the “Business Combination”);

b. All factual representations, warranties and statements made or agreed to by the parties to the Business Combination Agreements, the Stockholders’ Agreement, the Registration Rights Agreement, and the other agreements referred to therein (collectively, the “Agreements” and, together with the Registration Statement and the Proxy Statement/Prospectus, the “Documents”), and in the representation letters provided to us by Pure, HighPeak Energy, MergerSub, the HPK Contributors, partners of HPK Contributors, Sponsor, Grenadier and certain stockholders of Pure and HighPeak Energy are true, correct and complete as of the date hereof without regard to any qualification as to knowledge, belief, or otherwise;

HighPeak Energy, Inc.

January 10, 2020

c. The description of the Business Combination contemplated by the Business Combination Agreements in the Registration Statement and the Proxy Statement/Prospectus is accurate, the Business Combination will be consummated in accordance with such description and with the Agreements, without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law as described in the Agreements; and

d. The Agreements represent the entire understanding of the parties with respect to the Business Combination, there are no other written or oral agreements regarding the Business Combination other than such Agreements, and none of the material terms and conditions thereof have been or will be waived or modified.

Based on the foregoing, we confirm that the statements in the Discussion, insofar as such statement purport to constitute summaries of United States federal income tax law and regulations, or legal conclusions with respect thereto, and subject to the qualifications and assumptions stated therein and the limitations and qualifications set forth herein, constitute our opinion as to the material United States federal income tax consequences to beneficial owners of Pure common stock and Pure warrants of (i) an election to have their Pure common stock redeemed for cash, (ii) the Business Combination, and (iii) the ownership and disposition of HighPeak Energy common stock and HighPeak Energy warrants that are received by them pursuant to the Business Combination.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

HighPeak Energy, Inc.

January 10, 2020

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or under the rules of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Hunton Andrews Kurth LLP

Hunton Andrews Kurth LLP